SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C.  20549


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                                     FORM 8-K
                                  CURRENT REPORT

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                      Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported):  March 31, 1997


                       CONNECTICUT NATURAL GAS CORPORATION
              (Exact name of registrant as specified in its charter)


            Connecticut                    1-7727              06-0383860
          (Sate or other          (Commission File Number)  (I.R.S. Employer
  jurisdiction of incorporation                           Identification No.)
          or organization

                                  (860) 727-3000
               (Registrant's telephone number, including area code)


                                       None
          (Former name or former address, if changed since last report)




   ITEM 1.  CHANGES IN CONTROL OF REGISTRANT.

        In October 1996, the Board of Directors of Connecticut Natural Gas Corporation (the "Company") approved the execution of an Agreement and Plan of Exchange (the "Agreement") between the Company and CTG Resources, Inc., a Connecticut corporation ("CTG"), pursuant to which CTG, a newly formed corporation, would become the parent holding company of the Company. On February 25, 1997, the shareholders of the Company approved the Agreement, as required by applicable law. At the close of business on March 31, 1997 (the "Effective Time"), pursuant to the Agreement and related Certificate of Share Exchange, the Company became a subsidiary of CTG (the "Exchange"). Pursuant to the Agreement and the Certificate of Share Exchange, as of the Effective Time, the following took place:

        1. Each outstanding share of common stock, $3.125 par value, of the Company was exchanged for one new share of common stock, without par value, of CTG.

        2. Each outstanding share of CTG common stock held by the Company prior to the Effective Time was cancelled.

        As a result of the foregoing, CTG became the sole common stock shareholder of the Company, the Company became a subsidiary of CTG, and all of the common stock of CTG now outstanding is owned by the former common stock shareholders of the Company.

        As a result of the Exchange, the common stock of the Company is no longer eligible to be listed on the New York Stock Exchange. Such common stock has been deregistered under the Securities Exchange Act of 1934 (the "Exchange Act"). The Common Stock of CTG has been registered under the Exchange Act and is listed on the New York Stock Exchange.

        The outstanding debt securities and preferred stock of the Company were not affected by the Exchange.

        The Board of Directors of CTG consists of the same individuals who served as directors of the Company immediately prior to the Effective Time.



   ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

        (c)  Exhibits

             99.1 Exhibit Index

              2.1 Agreement and Plan of Exchange.

              2.2 Press Release.



                                    SIGNATURE


        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                      CONNECTICUT NATURAL GAS CORPORATION


                                      By:  /s/  Victor H. Frauenhofer
                                          ---------------------------------
                                          Victor H. Frauenhofer
                                          Chairman and Chief Executive Officer


   Date:  April 1, 1997